Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports 192 Percent Growth In XATANET™ Subscriptions
Also Releases Third Quarter Results
MINNEAPOLIS, August 4, 2005—XATA Corporation (Nasdaq/SC): XATA, the leader in onboard fleet management systems for private fleet transportation, today announced that its XATANET subscriber base grew 192 percent through the third quarter of fiscal 2005. This growth, which includes the deployment of approximately 400 units of the 5,500 unit contract the Company was awarded in June 2005, led to an increase in XATANET system sales of 185 percent through the third quarter of fiscal 2005.
In addition, deferred revenue increased 130 percent on a year over year basis, to $7.6 million at the end of the third quarter of fiscal 2005, compared to $3.3 million at the end of the third quarter of fiscal 2004 primarily due to the XATANET system sales. System revenue associated with XATANET is recognized over the initial term of each subscription rather than fully at the time of delivery. XATANET subscription terms currently range from one to six years.
“This quarter represents the fourth consecutive quarter of sequential growth in XATANET sales,” stated Craig Fawcett, XATA president and chief executive officer. “This trend is the result of our stated strategy to capitalize on our proven success with our fortune 1000 customer base by aggressively taking a Web-based system to the broader private fleet market — a market with ten times greater sales potential.”
Net sales totaled $4.9 million for the quarter, compared to $5.1 million in the third quarter of fiscal 2004. Net sales were flat on a year over year basis although XATANET recognized sales continued to increase as a percentage of total net sales. XATANET recognized sales were 31 percent of net sales in the third quarter of 2005, compared to 5 percent in the third fiscal quarter of 2004. For the nine months ended June 30, 2005, net sales were $13.7 million, compared to $13.1 million for the prior-year nine-month period. XATANET product sales were 22 percent of total net sales for the nine months ended June 30, 2005, compared to 5 percent for the prior-year nine-month period.
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XATA Releases Fiscal 2004 Results — Page 2
Research and development expense and customer upgrade costs totaled $1.1 million in the third quarter, compared to $1.0 million for the third quarter of 2004. XATA’s decision in fiscal 2005 to broaden its product offering led to its net loss in the third quarter being $1.1 million, or $0.16 per share, versus a net loss of $0.1 million, or $0.02 per share, for the third fiscal quarter of 2004. For the nine months ended June 30, 2005 and June 30, 2004 research and development expense and customer upgrade costs totaled $4.0 million and $2.4 million, respectively. XATA’s net losses for those nine month periods were $3.6 million, or $0.52 per share, and $0.8 million, or $0.12 per share, respectively.
“While our stated goal of attaining 15% market share of the 3.5 million truck, private fleet market has required substantial investments at the product and customer levels, our triple-digit XATANET subscription growth and rapidly growing backlog assures that our target is within reach,” concluded Fawcett.
About XATA
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 40,000 trucks at over 1,000 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.
This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.
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XATA Releases Fiscal 2004 Results — Page 3
XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(UNAUDITED)

	Three Month Period Ended		Nine Month Period Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Net sales	$4,865	$5,106	$13,719	$13,079

Cost of sales	3,268	3,421	9,508	8,667
Selling, general and administrative	1,871	1,188	4,952	3,540
Research and development	854	620	2,987	1,588

Total costs and expenses	5,993	5,229	17,447	13,795

Loss from operations	(1,128)	(123)	(3,728)	(716)
Interest and other income, net	29	(5)	85	(36)

Loss before income taxes	(1,099)	(128)	(3,643)	(752)
Income tax expense	—	—	—	—

Net loss	(1,099)	(128)	(3,643)	(752)

Preferred stock dividends and deemed dividends	(101)	(142)	(293)	(823)

Net loss to common shareholders	$(1,200)	$(270)	$(3,936)	$(1,575)

Net loss per common share — basic and diluted
Net loss	$(0.16)	$(0.02)	$(0.52)	$(0.12)
Loss to common shareholders	(0.17)	(0.02)	(0.55)	(0.21)

Weighted average common and common share equivalents
Basic & Diluted	7,262	7,051	7,188	7,001

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XATA Releases Fiscal 2004 Results — Page 4
XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)
(UNAUDITED)

	June 30,	September 30,
	2005	2004
Current assets
Cash and cash equivalents	$5,145	$5,322
Accounts receivable, net	3,542	5,501
Inventories	1,621	1,067
Deferred product costs	2,036	511
Prepaid expenses	91	232

Total current assets	12,435	12,633

Equipment and leasehold improvements, net	683	456
Deferred product costs, non-current	826	303

Total assets	$13,944	$13,392

Current liabilities
Bank line of credit	$751	$518
Current maturities of long-term debt	—	231
Accounts payable	1,702	1,734
Accrued liabilities	1,603	1,593
Deferred revenue	4,760	2,658

Total current liabilities	8,816	6,734

Long-term debt	—	20
Deferred revenue, non-current	2,867	1,502

Total liabilities	11,683	8,256

Shareholders’ equity
Common stock	19,797	19,073
Preferred stock	4,260	3,923
Accumulated deficit	(21,796)	(17,860)

Total shareholders’ equity	2,261	5,136

Total liabilities and shareholders’ equity	$13,944	$13,392

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